Exhibit 10.13

NationsRent Companies, Inc.

Key Employee Housing Assistance Program

Date:

Background: During the process of developing a comprehensive plan to take NationsRent out of Chapter 11 in early 2003, an assessment of whether to move corporate headquarters out of Fort Lauderdale to a lower cost area of the United States was conducted by Bryan Rich, Doug Suliman and Jeff Putman. As a result of the substantial cost of relocating more than 120 HQ personnel and the landlord’s subsequent offer to significantly reduce the cost of leased space at 450 East Las Olas Boulevard, the decision was made for corporate headquarters to remain in downtown Fort Lauderdale, Florida. Since exiting bankruptcy, several members of the new NationsRent (NRC) senior management team who have been recruited to drive the turnaround have found it difficult to afford the transition/relocation to similar lifestyle accommodations in and around the Fort Lauderdale area and continue to live in temporary housing.

Objective: To create a limited housing assistance program which is designed to attract and retain top caliber senior officers to NationsRent corporate headquarters in Fort Lauderdale, Florida.

Recommendation: The following recommendation is offered for consideration to the NationsRent Compensation Committee and Board of Directors to resolve the existing cost of housing differential issue and to address future recruiting situations as they arise.

Key Employee: _____________________ is part of officer level senior management (non-Section 16(b)) who is specifically considered by the NationsRent Compensation Committee, Board of Directors and the Chief Executive Officer as important to achieving the long term strategic and financial goals and objectives of the corporation.

Program Structure:

•	Loan. NationsRent would grant a non-interest bearing Loan to Key employee in a primary residence and record a second mortgage as collateral.

•	Limitations of Loan. The size of NationsRent’s Loan is limited to 50% of the purchase price of the new principal residence; provided, however, that the sum of the first mortgage and NRC’s loan cannot exceed 90% of the purchase price of the residence.

•	Exclusions. NationsRent will only Loan against Primary residence.

•	Qualifications. Key employee is deemed by the NationsRent Compensation Committee to be relocating from a materially lower cost of living city to Fort Lauderdale.

•	Disclosure. The NationsRent CEO will be required to disclose to the Board of Directors any status changes of key employee during the term of his/her participation in the KEHAP plan.

Mortgage Structure. The senior legal counsel of NationsRent and the key employee will jointly endeavor to develop the lowest cost mortgage structure and interest rate available at the time of purchase for the highest primary mortgage loan for which such key employee will qualify.

•	Down Payment Limitation. The key employee will contribute the initial down payment and in no case will such payment be less than 10% of the purchase price.

•	Employee Requirements. To participate in this program, the key employee must reinvest 100% of the equity balance currently invested in his/her primary residence into the new principal residence.

•	Bridge Loan. In addition to the Loan and to facilitate a rapid relocation and to minimize employee distractions associated with the move, NRC may provide a temporary bridge loan, interest free, against the key employee’s existing primary residence for no more than its appraised equity value. The loan will be repaid to NRC upon the ultimate sale of the principal residence at the employee’s former home.

•	Separation. Upon separation from NRC for any reason, other than following a Change of Control (see Change of Control Provision below), the key employee will be required to repay the loan within 180 days of termination, which may be extended by the company in its sole discretion. In addition, upon any separation from the company, the amount of any severance or other payments payable by the company to the key employee (including payments on account of the repurchase of restricted stock) shall be applied by the company to reduce the outstanding amount of the Loan.

•	Repayment Provision. The Loan is due and payable in full on the 10 year anniversary of the date of the Loan. If during the term of the Loan, the key employee is awarded an incentive bonus, the company shall withhold 30-40% of the gross amount of such bonus which shall be applied to reduce the outstanding amount of the Loan. Notwithstanding such application, employee shall still be taxed on the gross amount of any such bonus.

•	Change Of Control Provision. Should there be a change of control in the current ownership structure of NRC, and within 12 months following such change of control, the key employee is separated from the company for any reason, the remaining balance of the Loan will be non-callable by the surviving organization for a period of 12 months from the date of separation. Thereafter the separation section applies.

•	Dispute Resolution. The NRC Compensation Committee will resolve, in its sole discretion, any disputes that may arise from this program.

Exceptions. Any exceptions or deviations from this program require approval by the NRC Compensation Committee in advance.